The Dreyfus/Laurel Funds, Inc.

ARTICLES OF AMENDMENT

The Dreyfus/Laurel Funds, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND:       The name of the corporation (hereinafter called the 'Corporation') is BNY Mellon Investment Funds IV, Inc."

SECOND:         The charter of the Corporation is hereby further amended by redesignating Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Floating Rate Income Fund, Dreyfus Institutional S&P 500 Stock Index Fund, Dreyfus Tax Managed Growth Fund and Dreyfus Unconstrained Bond Fund as BNY Mellon Bond Market Index Fund, BNY Mellon Disciplined Stock Fund, BNY Mellon Floating Rate Income Fund, BNY Mellon Institutional S&P 500 Stock Index Fund, BNY Mellon Tax Managed Growth Fund and BNY Mellon Unconstrained Bond Fund, respectively, and the issued and unissued shares of Dreyfus Bond Market Index Fund, Dreyfus Disciplined Stock Fund, Dreyfus Floating Rate Income Fund, Dreyfus Institutional S&P 500 Stock Index Fund, Dreyfus Tax Managed Growth Fund and Dreyfus Unconstrained Bond Fund as BNY Mellon Bond Market Index Fund, BNY Mellon Disciplined Stock Fund, BNY Mellon Floating Rate Income Fund, BNY Mellon Institutional S&P 500 Stock Index Fund, BNY Mellon Tax Managed Growth Fund and BNY Mellon Unconstrained Bond Fund shares, respectively, of the relevant class.

THIRD:            The foregoing amendments to the charter of the Corporation were approved by a majority of the entire Board of Directors; the foregoing amendments are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:         These Articles of Amendment to the charter of the Corporation shall become effective at 9:01 a.m. on June 3, 2019.

IN WITNESS WHEREOF, The Dreyfus/Laurel Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties for perjury.

The Dreyfus/Laurel Funds, Inc.

By: /s/Jeff Prusnofsky

Jeff Prusnofsky

Vice President

ATTEST:

/s/ James Bitetto

James Bitetto

Secretary